RESTATED PARTNERSHIP AGREEMENT, made as of this 8th day of June, 1994, by and between Corning Clinical Laboratories Inc., a Maryland corporation ("CCL") and Diagnostic Reference Services, Inc., a Maryland corporation ("DRS") (individually a "Partner" and collectively the "Partners")

         1. FORMATION, NAME AND PURPOSE OF PARTNERSHIP - The Partners hereby form a Partnership under the name of PATHOLOGY BUILDING PARTNERSHIP (the "Partnership"), or such other name as the Partners may adopt from time to time. The Partnership shall be conducted for the purpose of acquiring, selling, leasing, mortgaging, encumbering, developing and owning real estate. The Partnership may engage in such investment business of a similar or related nature as shall be unanimously agreed upon by the Partners. The foregoing powers and purposes of the Partnership shall also apply to personal or mixed property relating to such real estate investments. In furtherance of the business and purposes of the Partnership, the Partnership may enter into such contracts, agreements, ventures or arrangement with such other joint ventures, partnerships, corporations, trusts, associations, individual or other entities as may be unanimously agreed by the Partners to be necessary to accomplish any of the Partnership purposes.

         2. PRINCIPAL OFFICE - The principal office of the Partnership shall be located at 1901 Sulphur Spring Road, Baltimore, Maryland 21227 or such other locations as may be agreed upon by the Partners.

         3. TERM - The Partnership shall begin and become effective as of the date hereof and shall continue until terminated as hereinafter provided.

         4. CAPITAL AND CAPITAL ACCOUNTS

            (a) Capital Accounts - A capital account shall be maintained for each Partner and shall be credited with the amounts of contributions to the Partnership when made, shall be credited or charged, as the case may be, with its distributive share of the Partnership profit, gain or loss, and shall be charged with the amounts of any distributions to its Partners pursuant to subparagraph 6 (c).

            (b) No Interest - No interest shall be paid by the Partnership on any capital contributed to the Partnership by any Partner.

         5. LOANS AND ADDITIONAL CAPITAL  CONTRIBUTIONS -

            (a) Loans - Any Partner may, at any time, loan to the Partnership such additional funds as may be mutually agreed upon by the Partners upon such terms as the Partners may from time to time agree.

            (b) Additional Capital - In the event that, at any time, additional funds in excess of the funds contributed or loaned to the Partnership are required by the Partnership for or


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in respect of the acquisition, ownership, development, construction, management, lease and /or operation of any Partnership property or any improvements thereon, or for or in respect of any other Partnership purpose (including the payment of carrying charges and costs, real estate taxes and assessments, hazard and liability insurance, principal and/or interest on any mortgage on Partnership property or on any other Partnership loan, operating expenses and/or any other expenses of the Partnership), the Partners may, if they so elect, endeavor, on behalf of the Partnership to borrow such required funds, with interest at then prevailing rates, from commercial banks, savings and loan associations and/or other lending institutions or persons (including any Partner) and if and to the extent such required funds are not so obtained, the entire amount of such required funds shall be contributed or loaned, as the Partners may agree, to the capital of the Partnership by the Partners in proportion to their interest in the profits of the Partnership, as provided in subparagraph 6 (a).

         6. INCOME ACCOUNTS, PROFITS AND LOSSES -

            (a) Percentage of Interest - The net profit or net loss of the Partnership shall be distributable or chargeable, as the case may be, to the Partners in the following proportions.

                              CCL                        50%
                              DRS                        50%

            (b) Profits and Losses - An individual income account shall be maintained for each Partner to which the net profits and losses in the proportions set forth in subparagraph 6 (a) shall be lcredited or debited, as the case may be.

            (c) Accounting - An accounting shall be made by the Partnership for each calendar year, not later than ninety (90) days after the end of each such year, to determine the Partners' respective shares of net profits or net losses, which shall be credited or debited as the case may be, to the Partners' respective capital accounts.

            (d) Balance in Income Account - A credit balance in a Partnership income account shall constitute a liability of the Partnership payable to the Partner; it shall not constitute a part of that Partner's interest in the capital of the Partnership. A debit balance in a Partner's income account, whether occasioned by drawings in excess of his or her share of Partnership net profits or by charging him or her for his or her share of Partnership net losses, shall constitute an obligation of that Partner to the Partnership and shall not reduce his or her interest in the capital of the Partnership.

         7. SALARIES AND DRAWINGS - No Partner shall receive any compensation for services rendered to the Partnership unless salary or compensation therefor has been approved in writing by all of the Partners. Each Partner may, from time to time, withdraw the credit balance from its income account. No additional share of profits shall inure to any Partner by reason of capital or income account being in excess of the capital or income account of the others.



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         8. TITLE TO PROPERTY - Legal title to any real estate owned by the
Partnership shall be held in the name of the Partnership; provided, however, the Partnership; may, with the written approval of all Partners, hold title to its real and personal property in the names of nominees, trustees or agents or in whatever manner the Partners may find convenient and advantageous. Each Partner holding title to such property agrees to abide by and do whatever act is required by the partnership with respect to such property including, but not by way of limitation, the execution of all requisite deeds, assignments, deeds of trust or other instruments and further agrees that all property so held shall be treated as Partnership property subject to the terms of this Partnership Agreement.

         9. TIME DEVOTED TO PARTNERSHIP AFFAIRS - It is expressly agreed and understood that each Partner shall devote only such time and efforts to the Partnership business as the Partners shall mutually determine to be necessary. Each partner may have other business interests and may engage in any other business or trade, profession, or employment whatsoever, on his or her own account, or in partnership with or as an employee of or as an officer, director or shareholder of any other person, firm or corporation.

         10. MANAGEMENT OF PARTNERSHIP BUSINESS

            (a) UNANIMOUS CONSENT - Unanimous consent of the Partners shall be required for the management, conduct and operation of the Partnership business, respecting the following transactions:

                (i) Purchasing or selling or contracting to purchase or sell any real property of or for the Partnership;

                (ii) Mortgaging any property of the Partnership, whether such mortgage be a first or second mortgage;

                (iii) Modifying any Partnership mortgage;

                (iv) Borrowing or lending money on behalf of the Partnership;

                (v) Assigning, pledging or transferring any claims or debts due to the Partnership or releasing any such claims or debts except upon payment in full;

                (vi) Making an assignment for the benefit of creditors;

                (vii) Making, delivering or accepting any commercial paper or executing any note or bond on behalf of the Partnership;

                (viii) Endorsing any note or acting as an accommodation party or otherwise becoming a surety for any person on behalf of the Partnership; or



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                (ix) Assigning, mortgaging, pledging, selling or in any way transferring a Partner's interest in the Partnership or in its capital assets or property, except as may be otherwise specifically provided herein.

            (b) Managing Partner - Subject to the foregoing subparagraph 10 (a), the Partners hereby agree that CCL shall be the managing Partner of the Partnership, and in that capacity, shall have the power to carry out the day-to-day business of the Partnership, including, but not limited to, the following:

                (i) Carrying out the duties of the Partnership under the terms of any lease pursuant to which the Partnership is a landlord;

                (ii) Carrying out the Partnership's duties under its CrossEasement Agreement with Beltway Professional Building Partnership; and

                (iii) Keeping and attending to the financial records of the Partnership, communicating and coordinating with the attorneys and accountants retained to represent the Partnership, and the performance of all other activities of the Partnership in the ordinary course of its business.

         11. VOLUNTARY TERMINATION

            (a) Dissolution - The Partners may voluntarily agree to dissolve the Partnership, and in such event or upon the dissolution of the Partnership for any reason except as otherwise provided in paragraphs 13, 14 and 15 hereof, the affairs of the Partnership shall be liquidated and terminated as follows:

                (1) A full accounting shall be made. The profits and losses of the Partnership shall be determined to the date of dissolution and transferred to the respective income accounts of the Partners.

                (ii) All Partnership property shall be sold at its fair market value at the date of dissolution. All real property owned by the Partnership shall be listed for sale with a licensed Maryland Real Estate Broker within sixty (60) days of the date of dissolution at a mutually agreeable price, and shall be sold in accordance with the terms thereof. Any gain or loss on disposition of Partnership properties shall be credited or charged to the Partners in the proportion of their interests under paragraph 6 hereof in the net profits and losses of the Partnership.

                (iii) The assets of the Partnership shall be applied or distributed in the following order of priorities:

                      (aa) In payment of debts of the Partnership to creditors other than the Partners;



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



                      (bb) In payment of loans to the Partnership by the Partners;

                      (cc) In payment of the amounts due to the Partners as reflected in their income accounts; and

                      (dd) The remaining assets, if any, shall be distributed in proportionate discharge of the respective capital accounts of the Partners. Any debit balance in the income account of a Partner, however arising, shall be treated as a reduction of his or her capital account, and the excess as a reduction of his or her capital account, and the excess thereof or any debit balance in his or her capital account shall be repaid to the Partnership promptly upon the demand of any other partner.

            (b) Applicability - This paragraph shall not apply where paragraphs 13 or 14 apply, dealing respectively with withdrawal of a Partner and involuntary transfers, unless such paragraphs make this paragraph 11 applicable.

         12. RESTRICTIONS ON TRANSFER - No Partner may give, transfer, sell, convey or assign all or any part of his or her interest in the Partnership without the written prior consent of all of the other Partners.

            (a) Right of First Refusal - In the absence of such written consent to all of the other Partners, any Partner desiring to sell (the "selling Partner") all or any part of its Partnership interest, shall give written notice of such intention to the other Partners (the "remaining Partners"), and such notice shall contain a true copy of the terms and conditions of any bona fide offer of sale it has then received, together with the name and address of the prospective purchaser making said offer (the "Offeror"). For a period of thirty
(30) days after receipt of such notice, there shall be rights of first refusal as follows:

            An election by a Partner to exercise its right of first refusal shall be in writing with a copy to all other Partners. If any applicable right of first refusal is not exercised within the thirty (3) day period, all of the remaining Partners shall have the option to purchase the selling Partner's Partnership share in proportion to their interests in the Partnership, within the following thirty (30) days. If all remaining Partners do not desire to acquire their proportionate interest of the selling Partner's interest, any remaining Partner or Partners who do desire to acquire such interest, shall be entitled to acquire a proportionate share of the selling Partner's interest. If the option(s) to purchase the interest of the selling Partner has/have not been exercised within the sixty (60) day period so that one hundred percent (100%) of the selling Partner's interest has been purchased, the selling Partner shall then be free to sell the interest to the Offeror uon the terms and conditions of said offer, provided however, that the sale must be consummated within sixty
(60) days after the expiration of the optional sixty (60) day period or the sale shall be prohibited unless otherwise mutually agreed in writing by the Partners.






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         13. WITHDRAWAL OF PARTNER -

            (a) No Termination - The withdrawal from the Partnership of a Partner shall not automatically terminate or dissolve the Partnership, but the Partnership and the Partnership business shall continue.

            (b) Rights of First Refusal - Notwithstanding the foregoing provision, the remaining Partners shall have the right to purchase the interest of a withdrawing Partner in the Partnership, or to terminate and liquidate the Partnership business. The rights and orders of first refusal outlined in subparagraph 12 (a) shall apply, except that the purchase price shall be as described in subparagraph 13 (c).

            (c) Purchase Price - For the purpose of this paragraph 13, the purchase price for a withdrawing Partner's Partnership interest shall be the fair market value of such Partner's interest as of the day on which the Partner elects to withdraw. For purposes of this subparagraph, the Partner(s) who elect(s) the purchase shall be referred to as "Buyer"; the withdrawing Partner shall be referred to as "Seller."

                (i) The fair market value of the tangible property of the Partnership shall, for the foregoing purposes, be determined as follows:

                    (aa) Within thirty (30) days after the Buyer elects to purchase Seller's Partnership interest, an appraiser or appraisers shall be jointly selected by the Buyer and the Seller and the determination of such jointly selected appraiser or appraisers as to the fair market value of the tangible property of the Partnership shall be binding and conclusive on all parties.

                    (bb) If the Seller and the Buyer (or Buyers) do not agree upon the selection of an appraiser, or appraisers, as porvided in subparagraph 13 (c) (i) (aa) hereof, the Seller shall appoint an appraiser and the Buyer (or each Buyer, if necessary) shall appoint an appraiser. The appraisers so appointed shall select another appraiser within fifteen (15) days after they shall have been appointed. If either the Seller or Buyer fail to so appoint an appraiser, the appraiser duly appointed by the other shall serve as the sole appraiser. The appraiser(s) so appointed shall, as promptly and diligently as possible, determine the fair market value of the tangible property of the Partnership, and the determination of a majority of said appraisers, or the sole appraiser if only one is appointed, shall be determinative of the fair market value of the tangible property of the Partnership for the purpose of this Partnership Agreement and shall be binding and conclusive on all parties. Each such appraiser shall be a member of the American Institute of Real Estate Appraisers. The appraisers' fees shall be divided equally between Seller and Buyer.

                (ii) After the determination of the fair market value of the tangible property of the Partnership in accordance with the foregoing provisions, the difference between such fair market value and the book value of such tangible property shall be credited or debited, as the case may be, to the capital accounts of the Partners in the proportion in which they share


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net profits or net losses, as provided in subparagraph 6 (a) hereof. After the foregoing adjustments have been made, the value of the Partnership interest of the Seller shall be equal to the sum of the following items as of the date it elected to withdraw.

                      (aa) The balance in the Seller's capital account, as adjusted;

                      (bb) The balance in the Seller's income account; and

                      (cc) The Seller's share of Partnership profits or losses, as the case may be, realized between the end of the last calendar year and the date of the valuation of the Partnership interest as hereinbefore provided.

         (d) Payment of Purchase - The Seller shall be paid for its interest by certified or cashier's check or wire transfer of immediately available funds by each such Buyer's by each such buyer at Closing, which shall be held not later than one hundred eighty (180) days after notice to withdraw.

         (e) Termination - In the event that one hundred percent (100%) of the withdrawing Partner's Partnership interest is not purchased pursuant to subparagraph 13 (b), then the Partnership shall be deemed to have been terminated pursuant to paragraph 11 hereof as of sixty (60) days from the effective date of withdrawal, death or adjudication of mental incompetence, as the case may be.

         14. INVOLUNTARY TRANSFER - In the event that the interest of a Partner shall be attached or taken in execution, or in the event that a Partner shall be adjudicated bankrupt or shall make an assignment for the benefit of creditors (despite the restrictions set forth in subparagraph 10 (a)), or in the event that its interest in the Partnership shall be made subject to a charging order, the Partnership may liquidate the Partnership business and terminate the Partnership pursuant to Paragraph 11 or may elect to continue to carry on the Partnership business without interruption. If the Partnership elects to continue to carry on the Partnership business, the Partnership shall have the right to liquidate the interest of such Partner in the Partnership by settling with such assignee, trustee in bankruptcy, or attaching court or officer taking the same in execution, by determining the value of such Partner's interest in accordance with Paragraph 13, and by paying the value of such Partnership interest to such Partner's assignee, trustee in bankruptcy, or attaching court or officer, but not exceeding the indebtedness and proper items of expense. The balance of the value of the Partnership interest shall be distributable to the Partner so affected pursuant to the provisions of Paragraph 13.

         15. SALE OR DISPOSITION - In the event of the sale or disposition of all or substantially all of the property of the Partnership, the net proceeds therefrom shall be distributed among the Partners in accordance with the provisions of Paragraph 11. The Partnership shall terminate when all the property owned by the Partnership shall have been disposed of and the net proceeds, after making proper provision for the liabiities of the Partnership, shall have been distributed among the parties in accordance with the provisions of Paragraph 11.


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         16. BOOKS, RECORDS, ACCOUNTING AND REPORTS -

             (a) Availability - At all times during the existence of the Partnership, the Partners shall keep or cause to be kept full and true books of account in accordance with the accounting method followed by the Partnership for federal income tax purposes and otherwise in accordance with good accounting principles and procedures applied in a consistent manner, which shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership's business. Such books of account, together with a copy of this Agreement and any amendments thereto, shall at all times be maintained at the offices of the Partnership at its principal office. Any Partner or a duly authorized representative shall have the right at any time to inspect and copy such books and documents during normal business hours upon reasonable notice.

             (b) Financial Reports - An independent certified public accountant of the Partnership, as shall be selected by the Partners, shall, within (90) days after the end of each fiscal year of the Partnership, prepare and deliver to each Partner a financial report of the Partnership for such period including
(i) a statement of Partnership income and expenses; (ii) a balance sheet and a profit and loss statement; (iii) a schedule of distributions to the Partners allocating to the Partners each item of taxable income, gain, loss, deduction, credit and item of tax preference, (iv) all necessary tax reporting information required by the Partners for preparation of their respective income tax returns;
(v) a copy of the tax returns (federal, state and local, if any) of the Partnership for each fiscal year; and (vi) such other matters as the Partners may reasonably deem material to the operations of the Partnership.

         The costs and expenses of preparing and furnishing the financial reports required by this Paragraph 16 in respect of all fiscal years of the Partnership shall be paid by the Partnership.

             (c) Accounting Decisions - All decisions as to accounting matters shall be made by the Partners in accordance with the cash receipts and disbursements method of accounting and, otherwise, in accordance with good accounting principles applied on a consistent basis.

             (d) Accounting Method - The Partnership shall use the cash method of accounting.

         17. BANK ACCOUNTS - All funds of the Partnership are to be deposited in the Partnership's name in such separate bank account or accounts as may be designated by the Partners and shall be withdrawn on the signature of the Partners. Funds of the Partnership shall not be comingled with any other funds.

         18. NOTICES - All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement shall be in writing and signed by the party giving the same and shall be deemed to have been given or made when mailed by certified mail, postage prepaid, to the addresses as follows:


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




                  Corning Clinical Laboratories Inc.
                  1901 Sulphur Spring Road
                  Baltimore, MD 21227

                  Diagnostic Reference Services Inc.
                  1901 Sulphur SpringRoad
                  Baltimore,  MD 21227

                  w/a copy to:

                  Corning Clinical Laboratories Inc.
                  One Malcolm Avenue
                  Teterboro, NJ 07608
                  Attention:  General Counsel

         19. JUDICIAL MODIFICATION - If any court shall determine that any provision contained in this Agreement is unenforceable in accordance with its terms, it is the intention of the parties that this Agreement shall not thereby be terminated but shall be deemed to be amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the determination.

         20. TITLES AND CAPTIONS - Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference purposes and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         21. PERSON AND GENDER - Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "person" shall include a corporation, firm, partnership or other form of association.

         22. BINDING AGREEMENT - Subject to the restrictions on assignment herein contained, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the sucessors, assigns, personal representatives, estates, heirs and legatees of the respective Partners.

         23. APPLICABLE LAW - The terms and provisions of this Agreement and any dispute arising hereunder shall be governed by the laws of the State of Maryland.

         24. NO AGENCY INTENDED - Nothing herein contained shall be construed to constitute any Partner the agent of another Partner, except as provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.



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


         25. AGREEMENTS BEYOND TERM - The Partnership shall have the power to enter into leases for a period of years extending beyond the dissolution of the Partnership.

         26. FINAL AGREEMENT - This Agreement constitutes the entire Partnership Agreement between the parties hereto and is intended to be an integration of all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

         27. COUNTERPARTS - This Agreement may be executed simultaneously and in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.



CORNING CLINICAL LABORATORIES INC.          DIAGNOSTIC REFERENCE SERVICES, INC.


By:________________________                 By:_________________________
     Name:                                     Name:
     Title:                                    Title:














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